Exhibit 99

April 1 , 2017

Mr. Jack Qin

Chief Executive Officer EFT Holdings, Inc.

17800 Castleton Street Suite 300

City of Industry, California 91748

Re: Resignation as Director

Dear Jack:

This letter shall serve as my resignation as an independent director, including as a member of the Audit Committee and the Compensation Committee, for EFT, effective today, April 1, 2017.

Please know that my resignation is due strictly to the fact that my accounting practice has experienced significant growth over the past several months and it now requires my full-time attention. My resignation is not due to any disagreement with the Board of Directors or EFT.

I wish you the best of success in the future.

Sincerely,

Norman Ko